EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 5 to Form S-3 No. 333-112386) and related Prospectus of Bakers Footwear Group, Inc. for the registration of 653,331 shares of its common stock and to the incorporation by reference therein of our report dated March 9, 2005 (except for paragraphs 1 and 2 of Note 20, as to which the dates are March 10, 2005 and March 31, 2005, respectively), with respect to the financial statements of Bakers Footwear Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri
April 21, 2005